UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 19, 2005

RESTORATION HARDWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24261	68-0140361
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Suite J, Corte Madera, California		94925
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 19, 2005, the Compensation Committee of the Board of Directors of Restoration Hardware, Inc. (the “Company”) approved the following new compensation package for non-employee directors:

	Cash Payment	Stock Options
Annual Director Retainer	$40,000	15,000
Annual Lead Independent Director Retainer	$10,000	—
Annual Retainer for Audit Committee Chair	$10,000	—
Annual Retainer for Other Audit Committee Members	$5,000	—
Annual Retainer for Compensation Committee Chair	$5,000	—
Annual Retainer for Other Compensation Committee Members	$2,500	—

The new compensation package for non-employee directors is effective as of April 30, 2005.  As a result, the foregoing annual cash and stock option retainer payments will be pro-rated for the remainder of fiscal 2005 to reflect the payment of annual retainers at prior compensation levels through April 29, 2005.

In addition to the annual grant of options to purchase 15,000 shares of common stock of the Company, non-employee directors also receive an option to purchase 15,000 shares of common stock of the Company at the time of such director’s initial election or appointment to the Board of Directors.  The exercise price per share of both annual grants and initial grants of options are equal to 100% of the fair market value per share of common stock of the Company on the option grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTORATION HARDWARE, INC.

Dated: May 25, 2005	By:	/s/ Patricia A. McKay
Patricia A. McKay
Executive Vice President and Chief Financial Officer